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                                                             EXHIBIT 99(A)(1)(I)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated August 23, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf
 of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Goldman, Sachs & Co. (the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                             Cheap Tickets, Inc.
                           at $16.50 Net Per Share
                                      by
   Diamondhead Acquisition Corporation a wholly owned subsidiary of Cendant
                                 Corporation

Diamondhead Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant" or "Parent"), is offering to purchase all issued and outstanding shares of common stock ("Common Stock"), par value $0.001 (the "Shares"), of Cheap Tickets, Inc., a Delaware corporation (the "Company"), at a price of $16.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to Mellon Investor Services, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all fees and expenses incurred in connection with the Offer of the Dealer Manager, the Depositary, and Georgeson Shareholder Communications, Inc., which is acting as the Information Agent (the "Information Agent"). The Purchaser is offering to acquire all Shares as a first step in acquiring the entire equity interest in the Company. Following consummation of the Offer, the Purchaser intends to effect the merger described below.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 21, 2001, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn on or prior to the expiration of the offer, that number of Shares that, when added to the Shares then beneficially owned by Parent or the Purchaser, if any, represents at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase and (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
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The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of
August 13, 2001 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company, pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger of the Purchaser with and into the Company, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company as the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each share of Common Stock then outstanding (other than Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent) will be cancelled and retired and converted into the right to receive $16.50 per Share, net to the seller in cash, or any higher price per share of Common Stock paid in the Offer (such price being referred to herein as the "Offer Price"), in cash payable to the holder thereof without interest.

The Board of Directors of the Company, by unanimous vote of those present, (1) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommends that the stockholders of the Company accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

As a condition and inducement to Parent's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, certain stockholders of the Company (each, a "Stockholder"), who hold dispositive power with respect to 10,960,637 Shares (approximately 47% of the total currently outstanding), immediately following the execution and delivery of the Merger Agreement entered into a Stockholder Agreement (the "Stockholder Agreement"), dated as of August 13, 2001, with Parent and the Purchaser. Pursuant to the Stockholder Agreement, the Stockholders have agreed, among other things, to tender the Shares held by them in the Offer, and to grant Parent a proxy with respect to the voting of such Shares in favor of the Merger with respect to such Shares upon the terms and subject to the conditions set forth therein. In addition, in the Stockholder Agreement, each Stockholder has granted Parent an option (the "Stockholder Option") to purchase all Shares beneficially owned or controlled by such Stockholder as of the date of the Stockholder Agreement, or beneficially owned or controlled by such Stockholder (including, without limitation, by way of exercise of options, warrants or other rights to purchase Shares or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split or otherwise), which option is generally exercisable prior to termination of the Stockholder Agreement in the event either that a Stockholder does not tender his, her or its Shares into the offer or withdraws any Shares so tendered.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates
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representing (or a timely Book-Entry Confirmation with respect to) such Shares,
(ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal.

If on the Expiration Date as defined below, all conditions to the Offer required by the Merger Agreement to have been satisfied have not been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Offer for such period as the Purchaser may determine, (b) the Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act and (c) the Purchaser may, in its sole discretion, extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date of the Offer that would otherwise be permitted under clause (a) or (b) of this sentence if, on such expiration date, there have not been tendered at least 90% of the outstanding Shares; provided, further, that Purchaser's decision to extend the Offer in the case of this clause (c) will, except as provided by the Merger Agreement, constitute a waiver of each Offer Condition. The Merger Agreement also provides that (a) if at any scheduled expiration date of the Offer the waiting period applicable under the HSR Act or any comparable provision of foreign law has not expired or terminated, the Company may require Parent and Purchaser to extend the Offer, in increments of not more than 10 business days, up to November 30, 2001, or, if elected by us or by the Company pursuant to the Merger Agreement, up to January 21, 2002, subject to the right of Parent, Purchaser and the Company to terminate the Merger Agreement in accordance with its terms; (b) if at any scheduled expiration date of the Offer the condition listed in paragraph (g) of Section 14 "Certain Conditions of this Offer" has not been satisfied, the Company may require Parent and Purchaser to extend the Offer to a date that is not more than 10 days after the previously scheduled expiration date, subject to the right of Parent, Purchaser and the Company to terminate the Merger Agreement in accordance with its terms; and (c) if at any scheduled expiration date of the Offer the Minimum Condition or either of the conditions listed in paragraphs (c) or (d) of Section 14 "Certain Conditions of this Offer" have not been satisfied, the Company may require us to extend the Offer, in increments of not more than 10 business days, to a date not more than 50 days later than the date on which the Offer is commenced, subject to the right of Parent, Purchaser and the Company to terminate the Merger Agreement in accordance with its terms. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on September 21, 2001, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

Shares tendered pursuant to the Offer may be withdrawn (pursuant to the procedures set forth below) at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 21, 2001 until we accept them for payment. No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. For a
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withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or any other "eligible guarantor institute", as such term is defined in Rule 17Ad-15 under the Exchange Act), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 of the Offer to Purchase any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, and its determination will be final and binding.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager at the respective addresses and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any
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broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                          Georgeson Shareholder LOGO

                          17 State Street, 10th Floor
                           New York, New York 10004
                Banks and Brokers call collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064
                     The Dealer Manager for the Offer is:
                             Goldman, Sachs & Co.
                                 85 Broad St.
                           New York, New York 10004
                         (212) 902-1000 (Call Collect)
                          (800) 323-5678 (Toll-Free)

August 23, 2001